EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”) is entered into by and between Van H. Beckwith (“Employee”) and Halliburton Company, for and on behalf of itself, its subsidiaries, and its affiliated companies (collectively, “Employer” or “Company”), as of January 1, 2020 (the “Effective Date”).

RECITALS

WHEREAS, Employer desires to employ Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to be employed by Employer pursuant to such terms and conditions and for such consideration.

NOW THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, as of the Effective Date and continuing until the date of termination of Employee’s employment pursuant to the provisions of Article 3, subject to the terms and conditions of this Agreement.

1.2 As of the Effective Date, Employee will be employed as Senior Vice President and General Counsel. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee’s abilities the duties and services relating to such position as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

1.3 Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, including, without limitation, the Halliburton Company Code of Business Conduct (the “Code of Business Conduct”), Company Policy 3-90020, “Director and Executive Compensation Administration” (with respect to the prohibition of discretionary payments in certain situations), Company Policy 3-90040, “Recoupment of Incentive Compensation”, and Company Policy 3-90050, “Termination of Officers Who Participate in Violations or Disregard Supervisory Responsibilities”, all of which have been made available to Employee and are available under “COBC” or “Policies” as posted on Halworld located at http://halworld.corp.halliburton.com, as well as Section 36(a) of the Halliburton Company By-Laws (with respect to the limitations on the advancement of legal expenses), a copy of which has been made available to Employee. By signing this Agreement, Employee hereby represents and warrants that he has read, understood and agrees to the terms and conditions contained in such Code of Business Conduct, policies, and By-Laws.

1.4 Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interest of Employer or any of its affiliated companies (collectively, the “Halliburton Entities” or, individually, a “Halliburton Entity”), or requires any significant portion of Employee’s business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Halliburton Entities or interfere with Employee’s performance of his duties hereunder. Employee may not serve on the board of directors of any entity other than a Halliburton Entity while employed by Employer without the approval thereof in accordance with Employer’s policies and procedures regarding such service. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors to the extent permitted under a Halliburton Entity’s policies and procedures.

1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and the other Halliburton Entities and to do no act which would, directly or indirectly, injure any such entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any Halliburton Entity, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or the Halliburton Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with the applicable Halliburton Entity’s policies and procedures.

1.6 Nothing contained herein shall be construed to preclude the transfer of Employee’s employment to another Halliburton Entity (“Subsequent Employer”) as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer’s obligations hereunder shall be assumed by and be binding upon, and all of Employer’s rights hereunder shall be assigned to, such Subsequent Employer and the defined term "Employer" as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee’s rights and obligations, shall remain in full force and effect following such transfer of employment.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1 Employee’s base salary as of January 1, 2020 will be $650,000 and shall be paid in accordance with the Employer’s standard payroll practice for its executives. Employee’s base salary may be increased from time to time at the discretion of the Board of Directors, its Compensation Committee (the “Compensation Committee”), or its delegate, as applicable. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee, unless comparable reductions in salary are effective for all similarly situated executives of Employer.

2.2 Employee shall be eligible to participate in the Annual Performance Pay Plan and the Performance Unit Program, or any successor incentive plans approved by the Compensation Committee; provided, however, that all determinations relating to Employee’s participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee’s level of participation and payout opportunity, shall be made in the sole discretion of the person or committee to whom such authority has been granted pursuant to such plan’s terms.

2.3 Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; including, but not limited to, travel, entertainment, subscriptions and dues associated with Employee’s membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Employer’s applicable policies and procedures. Any reimbursement provided hereunder during one calendar year shall not affect the amount or availability of reimbursements in another calendar year. Any reimbursement provided hereunder shall be paid no later than the earlier of (i) the time prescribed under Employer’s applicable policies and procedures, or (ii) the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense.

2.4 Employee shall be allowed to participate, on the same basis generally as other executive employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer’s similarly situated executive employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non‑qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs. While employed by Employer, Employee shall be eligible to receive awards under the Halliburton Company Stock and Incentive Plan (“SIP”) or any successor stock-related plan adopted by the Board of Directors. Employee’s participation in and benefits under such plans or programs may not be decreased without the approval of the Board of Directors, its Compensation Committee or its delegate, as applicable.

2.5 As of the Effective Date, subject to the terms and conditions of the SIP and the applicable award agreements, Employee shall be awarded (i) Halliburton Company restricted stock with a grant date value of $700,000 to vest 20% annually over a five (5) year period, (ii) nonqualified stock options to purchase shares of Halliburton Company common stock with a grant date value of $300,000 that vest 33 1/3% annually over a three (3) year period, and (iii) a restoration grant of Halliburton Company restricted stock with a grant date value of $3,000,000 to vest 100% after a three (3) year period, in each case beginning with the grant date of the award. Employee agrees that all awards of Halliburton Company restricted stock, restricted stock units and/or nonqualified stock options shall be subject to the other terms and conditions of the SIP as contained in the applicable award agreement. Employee also agrees that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of future awards, if any, such decisions being solely within the discretion of the Compensation Committee, or its delegate, as applicable.

2.6 Employer shall not, by reason of this Article 2, be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any incentive compensation, employee benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

2.7 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

3.1 Employee’s employment with Employer shall be considered an “at-will” relationship and shall be terminated (i) upon the Death (as defined below) of Employee, (ii) upon Employee’s Retirement (as defined below), (iii) upon Employee’s Early Retirement (as defined below), (iv) upon Employee’s Permanent Disability (as defined below), (v) for Cause (as defined below), (vi) upon Participation in a Significant Violation or Failure to Supervise (as defined below), (vii) upon Employee’s termination of employment for Good Reason (as defined below), or (viii) at any time by Employer upon written notice to Employee, or by Employee upon thirty (30) calendar days’ written notice to Employer, for any or no reason.

3.2 Employee’s entitlement to receive the benefits set forth in Section 3.4 is contingent on the reason or cause of the termination of Employee’s employment. Types of termination events and the definitions of those events used in this Agreement are as follows:

(i) Death. “Death” shall mean Employee’s death.

(ii) Retirement. “Retirement” shall mean Employee’s retirement at or after normal retirement age (either voluntarily or pursuant to the applicable Halliburton Entity’s retirement policy). .

(iii) Early Retirement. “Early Retirement” shall mean the voluntary termination of Employee’s employment by Employee in accordance with Employer’s early retirement policy for other than Good Reason (as defined below).

(iv) Permanent Disability. “Permanent Disability” shall mean Employee’s physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as reasonably determined by a qualified physician selected by Employer.

(v) Good Reason. “Good Reason” shall mean a termination of employment by Employee because of a material breach by Employer of any material provision of this Agreement, provided that (i) Employee provides written notice to Employer, as provided in Section 6.2 hereof, of the circumstances Employee claims constitute “Good Reason” within ninety (90) calendar days of the first to occur of such circumstances, (ii) such breach remains uncorrected for thirty (30) calendar days following written notice, and (iii) Employee’s termination occurs within one hundred eighty (180) calendar days after the date that the circumstances Employee claims constitute “Good Reason” first occurred.

(vi) Cause. “Cause” shall mean any of the following: (a) Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (b) Employee’s final conviction of a felony; (c) a material violation of the Code of Business Conduct; or (d) Employee’s material breach of any material provision of this Agreement which remains uncorrected for thirty (30) calendar days following written notice of such breach to Employee by Employer. Determination as to whether or not Cause exists for termination of Employee’s employment will be made by the Compensation Committee, or its delegate, acting in good faith.

(vii) Participation in a Significant Violation or Failure to Supervise. “Participation in a Significant Violation or Failure to Supervise” shall mean termination of Employee’s employment by Employer following a determination, in accordance with the procedures set out in Company Policy 3-90050, that (a) in connection with the performance of Employee’s duties as an officer, Employee Participated in a Significant Violation or both (A) had direct supervisory responsibility over an employee who Participated in such a violation and (B) Recklessly disregarded Employee’s own supervisory responsibilities, and (b) Employee’s conduct warrants termination.

3.3 Except as provided in Section 3.4, upon Employee’s termination, all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata base salary through the date of such termination, payment for any properly documented but unreimbursed business expenses, and, except as may be prohibited by Company policy, any individual annual incentive compensation not yet paid but earned and payable under Employer’s plans for the year prior to the year of Employee’s termination of employment, but shall not be entitled to any annual incentive compensation for the year in which he terminates employment or any other payments or benefits by or on behalf of Employer, except for those which may be payable pursuant to the terms of Employer’s or Halliburton Entity’s employee benefit plans (as defined in Section 3.5(b)), stock, stock option or incentive plans, or the applicable agreements underlying such plans.

3.4 (a) (i) If Employee’s employment is terminated (x) by reason of Employee’s Death,

Retirement, or Permanent Disability, (y) by Employee for Good Reason, or (z) by Employer for any reason other than for Cause or Participation in a Significant Violation or Failure to Supervise, and (ii) in all cases, Employee is in compliance with Employee’s obligations under this Agreement, Employer shall cause the forfeiture restrictions with respect to any restricted shares of Employer’s common stock or restricted stock units which were granted to Employee under the SIP to lapse and such shares, net of any shares withheld for taxes, shall become fully vested and outstanding restricted stock units shall be settled upon termination of employment, subject to the restrictions of Section 6.9.

(b) If Employee's employment is terminated (i) by Employee for Good Reason or (ii) by Employer for any reason other than for Cause or Participation in a Significant Violation or Failure to Supervise, Employee shall, subject to the provisions of Section 3.5, be entitled to a single lump sum cash payment equal to two (2) years of Employee's base salary as in effect at the date of the termination of Employee’s employment. Such amount shall be paid as soon as administratively practicable, but no later than the sixtieth (60th) calendar day following the termination of Employee’s employment.

(c) Should Employee breach any of the agreements and covenants in this Agreement, any amounts provided for in Section 3.4 remaining unpaid will be forfeited; provided, that forfeiture shall not be the exclusive remedy for any breach, and the Company shall be entitled to seek and obtain any additional remedy at law or equity, including without limitation actual damages, caused by any breach.

(d) Notwithstanding the above, the vesting or settlement of any outstanding equity-based awards and cash payment provided for in this Section 3.4 shall be subject to the provisions of Company Policy 3-90010, “Future Severance Agreements”.

3.5 (a) The benefits paid to Employee pursuant to Section 3.4 shall be in consideration of Employee’s continuing obligations hereunder after such termination, including, without limitation, Employee’s obligations under Articles 4 and 5. Further, as a condition to the receipt of such benefits, Employee shall first execute a release, in the form established by Employer, releasing Employer and all other Halliburton Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee’s employment with Employer and any other Halliburton Entities or the termination of such employment. The release must be executed by Employee within twenty-one (21) days from Employee’s termination of employment. The performance of Employer’s obligations under Section 3.4 and the receipt of the benefits provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Such release shall also include the restrictions contained in Sections 3.6, 3.7, and 3.8, and in Article 5. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a benefit payment under Section 3.4 is owing and the amounts due Employee pursuant to Section 3.4 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee’s rights under Section 3.4 are Employee’s sole and exclusive rights against the Employer or its affiliates and the Employer’s sole and exclusive liability to Employee under this Agreement, in contract, tort, under statute or otherwise, for the termination of his employment relationship with Employer.

(b) Employee agrees that all disputes relating to Employee’s termination of employment, including, without limitation, any dispute as to the occurrence of the events listed in Section 3.2, and any claims or demands against Employer based upon Employee’s employment for any monies other than those specified in Section 3.4, shall be resolved through the Halliburton Company Dispute Resolution Plan (“Dispute Resolution Plan”) as provided in Section 6.6 hereof; provided, however, that decisions as to whether any of the events listed in Section 3.2 have occurred, will be made by the Board of Directors, the Compensation Committee, or its delegate, as required under the applicable Company policy, and in any dispute by Employee with any such determination, the arbitrator’s decision shall be limited to whether the Board of Directors, the Compensation Committee, or its delegate, reached such decision in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by Employer, except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of Employer.

3.6 In consideration of the access to “Confidential Information” as defined in Article 4 and the other consideration provided herein, Employee agrees that, for a period of two (2) years following termination of employment, the Employee shall not, anywhere in the world, directly or indirectly, either (a) solicit, encourage, or induce to terminate or reduce its business with Employer, or (b) provide any products and/or services that compete directly with products and/or services provided, marketed, and/or under development by Employer at any time during the two (2) years preceding the termination of Employee’s employment, in both cases, to any person or entity who paid or engaged Employer for products and/or services, or who received the benefit of Employer’s products and/or services, or with whom the Employee had any substantial dealings while Employee was employed by Employer, during the two (2) years preceding the Employee’s termination of employment with Employer.

3.7 In consideration of the access to Confidential Information and the other consideration provided herein, Employee further agrees that Employee will not, during the two (2) years period following termination of employment, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person (i) formerly employed by Employer during the six (6) month period immediately preceding or following Employee’s termination of employment (“Former Employee”) or (ii) employed by Employer (“Current Employee”). The term “solicit” includes, but is not limited to, the following (regardless of whether done directly or indirectly): (a) requesting that a Former or Current Employee change employment; (b) informing a Former or Current Employee that an opening exists elsewhere; (c) assisting a Former or Current Employee in finding employment elsewhere; (d) inquiring if a Former or Current Employee “knows of anyone who might be interested” in a position elsewhere; (e) inquiring if a Former or Current Employee might have an interest in employment elsewhere; (f) informing others of the name or status of, or other information about, a Former or Current Employee; or (g) any other similar conduct, the intended or actual effect of which is that a Former Employee affiliates with another employer or a Current Employee leaves the employment of Employer.

3.8 (a) In consideration of the access to Confidential Information and the other consideration provided herein, and so as to enforce the confidentiality obligations contained in Article 4, the Employee specifically agrees that, for a period of two (2) years following termination of employment, except as permitted by Section 3.8(b) below, Employee will not engage, directly or indirectly, either as proprietor, stockholder, partner, director, officer, member, employee, consultant, or otherwise, (i) in any existing or future business or in any existing or future division or unit of a commercially diverse business enterprise, anywhere in the world that is owned in whole or in part or effectively controlled by any of the following companies: Baker Hughes, a GE company, BJ Services, Black Mountain Oil and Gas, C&J Energy Services, Calfrac Well Services Ltd., Expro International Group, Plc., ExterFexecuti Holding Inc, FTS International, General Electric, Keane Group, Liberty, Nabors Industries Ltd, National Oilwell Varco, Inc., Noble Corporation, OneStim (the proposed Schlumberger/Weatherford joint venture), Patterson-UTI Energy, Inc., ProPetro Services, Inc., RockPile Energy Services, RPC, Inc (Cudd Energy Services), Schlumberger Ltd, Superior Energy Services, Inc., Tidewater Inc, Trican, Transocean Ltd., U.S. Well Services, Weatherford International Ltd. or any of their respective successors; or (ii) in any existing or future business operating in North America or in any of the ten countries outside of North America that produced the highest revenues for the Employer in the year preceding Employee’s termination of employment that offers, sells, or provides equipment, products or services that compete with Employer’s equipment, products or services. Nothing in this Agreement shall be construed to avoid the application of Texas Rule of Disciplinary Conduct 5.06 or any other applicable professional rule of ethics, discipline or responsibility for attorneys.

(b) The above Section 3.8(a) notwithstanding, nothing in this Section 3.8 shall prohibit Employee and his affiliates from owning, as passive investors, in the aggregate not more than five percent of equity securities of any of the companies listed in such Section 3.8(a).

3.9 Termination of the employment relationship, regardless of reason or circumstances, does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Sections 3.6, 3.7, and 3.8 and Articles 4 and 5.

ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION:

4.1 All information, ideas, concepts, improvements, discoveries, works of authorship, and inventions, whether patentable or copyrightable or not, which are conceived, reduced to practice, authored, made, developed or acquired by Employee, individually or in conjunction with others, in the scope of Employee’s employment by Employer or any of its affiliates, and/or during the term of Employee’s employment (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to the business, products or services of Employer or its affiliates (including, without limitation, all such information relating to any corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all documents, things, writings and items of any type or in any media embodying any of the foregoing (collectively, “Developments”), and any and all proprietary rights of any kind thereto, including without limitation all rights relating to patents, copyrights, trade secrets, and trademarks, shall be the sole and exclusive property of Employer or its affiliates, as the case may be. Employee hereby assigns to Employer any and all rights Employee might otherwise have in and to any such Developments, and any and all proprietary rights of any kind thereto, including without limitation all rights relating to patents, copyrights, trade secrets, and trademarks. Employee acknowledges that the assignment of Employee’s entire right, title and interest in and to any and all such Developments to Employer is deemed effective upon the earliest of the conception, development, first reduction to practice, or creation of the Development by Employee. Employee agrees, without further consideration and upon request by Employer, to assist and cooperate with Employer by executing any and all documents, and by performing any and all lawful acts, necessary to document the assignment to Employer (or Employer’s designee) of Employee’s right, title and interest in and to any and all such Developments and to assist Employer (or Employer’s designee) in perfecting such rights.

4.2 In connection with its employment of Employee, Employer shall provide to Employee such Confidential Information of Employer as is reasonably necessary for Employee to perform Employee’s obligations hereunder. Employee agrees that “Confidential Information” as used herein shall include, without limitation, Employer’s trade secrets, confidential and/or proprietary information, and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure, including, but not limited to, Employer’s strategies, methods, products, software, books, records, data and technical information concerning its products, equipment, services, and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning its vendors, customers and business affiliates. Employee agrees that such Confidential Information constitutes valuable, special, and unique assets which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further agrees that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position. Employee shall not, at any time during or after the term of employment, use, publish, disclose, claim ownership of, communicate, divulge or send to others, access, or take, any Confidential Information of Employer or its affiliates, including Employer’s vendors, consultants, joint ventures, or customers, except to the extent needed to carry out Employee’s obligations hereunder, or as otherwise authorized in writing by Employer. Employee also agrees that Employee will not upload or cause to be uploaded to any online electronic data storage site (e.g., “cloud” storage sites) any Confidential Information. Employee acknowledges and agrees that any unauthorized use or disclosure of such Confidential Information would cause irreparable harm to Employer. Confidential Information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a use or disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized to the extent (i) it is required by law or by a court of competent jurisdiction or (ii) it is required in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such event, give prior notice to Employer of Employee’s intent to disclose any such confidential business information in such context so as to allow Employer or its affiliates an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate, and that Employee shall limit any such disclosure to that required by the foregoing circumstances.

4.3 All written and electronic materials, records, and other documents and information made by, or coming into the possession of, Employee during the term of Employee’s employment that contain or disclose any Confidential Information of Employer or its affiliates, and any and all proprietary rights of any kind thereto, including without limitation all rights relating to patents, copyrights, trade secrets, and trademarks, shall be and remain the sole and exclusive property of Employer, or its affiliates, as the case may be. Upon termination of Employee’s employment, Employee promptly shall deliver the same, and all copies thereof, to Employer.

4.4 If, in the performance of Employee’s duties for Employer, it is necessary to temporarily remove documents or information from Employer’s premises, Employee will remove only such documents or information as necessary to perform such duties and will immediately return such documents or information to Employer’s premises upon completion of such duties and at any time upon request. Employee further agrees not to commingle such documents or information with Employee’s personal records and documents. Employee agrees to maintain any back-up copies of documents or information at Employer’s premises and not to maintain any back-up copies away from Employer’s premises. All documents or information (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with Employee’s work or using Employer facilities are presumptively Employer’s property and subject to inspection by Employer at any time. Any computer media (e.g., disks, tapes, external thumb drives, flash drives, external hard drives, DVDs or CDs), personally owned computers of Employee (including the contents of such computer’s hard drive) and data storage accounts on which any Employer documents or information has been stored may also be reviewed by Employer to determine if they contain any Confidential Information.

4.5 Pursuant to the Defend Trade Secrets Act of 2016, Employee acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.6 For purposes of this Article 4, “affiliates” shall mean entities in which Employer has a 20% or more direct or indirect equity interest.

ARTICLE 5: POST-EMPLOYMENT COVENANTS

5.1 In consideration of the access to the Confidential Information provided by Employer, the payment made under Sections 2.5 and 3.4 and the other consideration provided herein, and to protect Employer’s Confidential Information, and the goodwill, customer and employee base, and contractual relationships of Employer, Employee agrees to the provisions of Sections 5.2, 5.3 and 5.4.

5.2 Employee agrees that, for a period of two (2) years following termination of employment, Employee shall not, anywhere in the world, directly or indirectly, either (a) solicit, encourage, or induce to terminate or reduce its business with Employer, or (b) provide any products and/or services that compete directly with products and/or services provided, marketed, and/or under development by Employer at any time during the two (2) years preceding the termination of Employee’s employment, in both cases, to any person or entity who paid or engaged Employer for products and/or services, or who received the benefit of Employer’s products and/or services, or with whom the Employee had any substantial dealings while Employee was employed by Employer, during the two (2) years preceding the Employee’s termination of employment with Employer.

5.3 Employee further agrees that, for a period of two (2) years following termination of employment, Employee shall not, anywhere in the world, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any Former or Current Employee. The term “solicit” as used in this Section 5.3 shall have the same meaning provided for such term in Section 3.7 above.

5.4 Employee further agrees that, for a period of two (2) years following termination of employment, Employee shall not engage, directly or indirectly, either as proprietor, stockholder, partner, director, officer, member, employee, consultant, or otherwise, (i) in any existing or future business, or in any existing or future division or unit of a commercially diverse business enterprise, anywhere in the world, that is owned in whole or in part or effectively controlled by any of the companies listed or described in Section 3.8(a) above; or (ii) in any existing or future business operating in North America or in any of the ten countries outside of North America that produced the highest revenues for the Employer in the year proceeding Employee’s termination of employment that offers, sells, or provides equipment, products or services that compete with Employer’s equipment, products or services, except as permitted by Section 3.8(b) above. Nothing in this Agreement shall be construed to avoid the application of Texas Rule of Disciplinary Conduct 5.06 or any other applicable professional rule of ethics, discipline or responsibility for attorneys.

5.5 Employee agrees that (a) the covenants contained in this Agreement are necessary for the protection of Employer’s business, goodwill, customer and employee relationships and Confidential Information, and (b) the compensation and other consideration received by Employee, including access to Confidential Information, are based on the parties’ agreement to such covenants. Employee represents and warrants that the time, scope of activity and geographic area restricted by Sections 3.6, 3.7, 3.8, 5.2, 5.3, and 5.4 are reasonable, especially in view of the worldwide scope of the business operations of Employer, Employee’s position and responsibilities with Employer, and the nature of the Confidential Information, that the enforcement of those restrictions contained in Sections 3.6, 3.7, 3.8, 5.2, 5.3, and 5.4 would not be unduly burdensome to or impose any undue hardship on Employee, and that Employee will be able to earn a reasonable living while abiding by such covenants. Employee agrees that the restraints and provisions of Sections 3.6, 3.7, 3.8, 5.2, 5.3, and 5.4 are no greater than necessary, and are as narrowly drafted as reasonably possible, to protect the legitimate interests of Employer, including the Confidential Information and trade secrets of Employer. Employee irrevocably waives all defenses to the strict enforcement of the covenants contained in Sections 3.6, 3.7, 3.8, 5.2, 5.3, and 5.4, and agrees that the breach or violation, or threat thereof, of the obligations and covenants set forth in any of such Sections shall entitle Employer, as a matter of right, to an injunction without the requirement of a bond, restraining any further or continued breach or violation of said obligations and covenants. The parties agree and acknowledge that the nature of Employer’s business, including the locations of its projects, vendors, customers, and potential customers, is global in nature. Accordingly, the parties expressly agree that the foregoing restrictions on Employee need to be global in territorial scope to adequately protect Employer’s business, goodwill, customer and employee relationships and Confidential Information, and that such global territorial restriction is reasonable in view of Employer’s business, Employee’s position and responsibilities with Employer, and Employee’s access to the Confidential Information of Employer. If the scope of any restriction contained in Sections 3.6, 3.7, 3.8, 5.2, 5.3, and 5.4 is deemed by a court or arbitrator to be broader than reasonable, which the parties agree should not be the case, then such restriction shall be enforced to the maximum extent permitted by law, and Employee and Employer hereby agree that such scope may be modified accordingly in any proceeding brought to enforce such restriction.

5.6 The provisions of Sections 3.6, 3.7, 3.8, 5.2, 5.3, and 5.4 are, and shall be construed as, independent covenants, and no claimed or actual breach of any contractual or legal duty by Employer shall excuse or terminate Employee’s obligations under this Agreement or preclude Employer from obtaining injunctive relief for Employee’s violation, or threatened violation, of any of those provisions. The restrictive periods set forth in this Agreement shall not expire, and shall be tolled, during any period in which Employee is in violation of this Agreement.
5.7 Employee agrees that he shall not make, directly or indirectly, whether in writing, orally or electronically, any negative, derogatory or other comment that could reasonably be expected to be detrimental to the Halliburton Entities, their business or operations or any of their current or former employees, officers or directors. Employee consents to Employer showing this Agreement to any third party believed by Employer to be a prospective or actual employer of Employee, and to insisting on Employee’s compliance with the terms of this Agreement. Notwithstanding the foregoing, nothing in this Agreement, including the non-disclosure provisions above, limits Employee’s ability to communicate with the Securities and Exchange Commission (or any other governmental agency) regarding any possible violations of law, to otherwise participate in any investigation or proceeding that may be conducted by a governmental agency (including providing documents or other information without notice to Employer), or to receive any award for information provided to a governmental agency.

ARTICLE 6: MISCELLANEOUS:

6.1 Except as otherwise provided in Section 4.5 hereof, for purposes of this Agreement, the terms “affiliate” or “affiliated” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Halliburton Entity or in which a Halliburton Entity has a 50% or more equity interest.

6.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer, to Halliburton Company at 3000 North Sam Houston Parkway East, Houston, Texas 77032, to the attention of the General Counsel, or to such other address as Employee shall receive notice thereof.

If to Employee, to his last known personal residence.

6.3 This Agreement shall be governed by and construed and enforced in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the Dispute Resolution Plan and the Federal Arbitration Act shall govern in all respects with regard to the resolution of disputes hereunder. Employee and Employer further agree that any lawsuit, arbitration, or other proceeding arising out of or related in any way to this Agreement or their relationship shall be commenced and maintained only in the federal or state courts or before an arbitrator in Harris County, Texas, and each party waives any current or future objection to such venue and hereby further agrees to submit to the jurisdiction of any duly authorized court or arbitrator in Harris County, Texas with respect to any such proceeding.

6.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.5 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

6.6 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive forum, be submitted for resolution through the Dispute Resolution Plan; provided, however, that the Employer, on its own behalf and on behalf of any of the Halliburton Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Sections 3.6, 3.7, and 3.8, and Articles 4 and 5 pending initiation or completion of proceedings under the Dispute Resolution Plan. Employee hereby consents that such restraining order or injunction may be granted without the necessity of the Employer posting any bond. The parties agree that the resolution of any such dispute through such plan shall be final and binding. A copy of the Dispute Resolution Plan, as currently in effect, has been made available to Employee and is available on Halworld under “DRP” located at http://halworld.corp.halliburton.com. Halliburton Company reserves the right to amend, or discontinue such plan, in accordance with, and subject to, the plan’s provisions regarding same. By signing this Agreement, Employee hereby represents and warrants that he has read, understood and agrees to the terms and conditions contained in such Dispute Resolution Plan. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL.

6.7 This Agreement shall be binding upon and inure to the benefit of Employer, to the extent herein provided, Halliburton Entity and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of Death or incompetence of

Employee.

6.8 This Agreement replaces and merges any previous agreements, understandings and discussions pertaining to the subject matter covered herein and therein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Compensation Committee or its delegate, as appropriate.

6.9 Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code and applicable Treasury authorities (“Section 409A”):

(i) If Employee is a “specified employee,” as such term is defined in Section 409A, any payments or benefits that are deferred compensation under Section 409A and are payable or provided as a result of the termination of Employee’s employment shall be payable on the date that is the earlier of (a) the date that is six months and one day after Employee’s termination, (b) the date of Employee’s Death, or (c) the date that otherwise complies with the requirements of Section 409A.

(ii) It is intended that the provisions of this Agreement satisfy the requirements of Section 409A and that the Agreement be operated in a manner consistent with such requirements to the extent applicable. Therefore, Employer and Employee agree to construe the provisions of the Agreement in accordance with the requirements of Section 409A.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Executive Agreement
By and Between Halliburton Company and
Van H. Beckwith

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

HALLIBURTON COMPANY

By: /s/ Lawrence Pope

Name: Lawrence Pope

Title: EVP Admin and CHRO

EMPLOYEE

_____________________________
/s/ Van H. Beckwith

Name: Van H. Beckwith